LightPath Technologies Reports 45% Revenue Increase With Fiscal 2015 Fourth Quarter Financial Results

Revenue Growth Reflects Traction in Global Sales of Specialty and Infrared Products

ORLANDO, FL -- (Marketwired - September 22, 2015) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2015 fourth quarter ended June 30, 2015.

Fourth Quarter Fiscal 2015 Highlights:

  12-month backlog increased at June 30, 2015 by approximately 52% to $6.5 million compared to June 30, 2014.
  Revenue for the fourth quarter of fiscal 2015 increased 45% to approximately $4.5 million compared to approximately $3.1 million for the fourth quarter of fiscal 2014.
  Revenues from sales of infrared products increased by more than 176% in the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014.
  Gross margin was 47% in the fourth quarter of fiscal 2015 compared to 44% in the fourth quarter fiscal 2014.
  For the fourth quarter of fiscal 2015, operating income was approximately $448,000, compared to an operating loss of ($171,000) for the fourth quarter of fiscal 2014.
  EBITDA was a negative ($217,000) for the fourth quarter of fiscal 2015 compared to a positive EBITDA of $238,000 in the fourth quarter of the previous year. When adjusted for the effect of the change in fair value of certain warrants, Adjusted EBITDA was a positive $622,000 for the fourth quarter of fiscal 2015 compared to Adjusted EBITDA of a negative ($40,000) for the fourth quarter of fiscal 2014.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "The excellent results reported today represent the third consecutive quarter of solid and improving fundamentals, highlighted by significantly increased revenues from certain growth initiatives implemented earlier in fiscal 2015. Our hard work over the last several years to implement a low cost infrastructure and custom design capacity coupled with certain strategic actions taken during the first half of fiscal 2015 to drive long term revenue have resulted in an impressive performance for both the fourth quarter and full fiscal year. More importantly, these efforts have positioned LightPath to take advantage of future market opportunities, particularly with molded infrared lenses and value added specialty products."

"Momentum in bookings earlier in the year has continued to accelerate in the fourth quarter, which bodes well for further revenue growth in future periods. Our order intake remained strong in the fourth quarter of fiscal 2015, up 63% from the fourth quarter of fiscal 2014 and up 28% from the previous quarter. As previously disclosed, fiscal 2015 fourth quarter results also benefited from several project specific opportunities that totaled approximately $400,000 in revenue. These opportunities included a non-recurring engineering project, a one-time order from a defense contractor, and several customer pull-in orders. While the confluence of these factors led to a very strong fourth quarter, we expect continued growth at a more normalized pace, which is both faster than the market and at a rate that exceeds the 15% growth achieved in fiscal 2015."

"We also overcame certain challenging macroeconomic forces due to our global diversification strategies. This diversification resulted in increased shipments across our different product groups, and, we fully expect this trend to continue at an increasing rate in fiscal 2016. We also had improvements in our profitability due to certain operational efficiency measures taken earlier in fiscal 2015 and the transition of a substantial portion of our manufacturing from our Shanghai facility to our lower-cost Zhenjiang facility. Operating income for the fiscal 2015 fourth quarter was $448,000, a vast improvement from the operating loss of $171,000 in the prior year period. We remain encouraged by the steps taken to improve our long-term growth and profitability."

Financial Results for Three Months Ended June 30, 2015

Revenue for the fourth quarter of fiscal 2015 totaled approximately $4.5 million, which was an increase of $1.4 million, or 45%, as compared to the same period of the prior fiscal year. The increase from the fourth quarter of the prior fiscal year is attributable to a 113% increase in sales of specialty products and a 176% increase in sales of infrared products. Our results for the fourth quarter of fiscal 2015 benefited from several unexpected opportunities that totaled approximately $400,000 in revenue.

The gross margin as a percentage of revenue in the fourth quarter of fiscal 2015 was 47%, compared to 44% in the fourth quarter of fiscal 2014. Total cost of sales of $2.4 million increased by approximately $629,000 in the fourth quarter of fiscal 2015 compared to the same period of the prior fiscal year. This increase in manufacturing cost is a result of the increased sales volume and required support for the growth in product demand.

During the fourth quarter of fiscal 2015, total costs and expenses increased by approximately $147,000 compared to the same period of the prior fiscal year. The increase was due to a $260,000 increase in wages, offset by an $87,000 decrease in legal expenses and a $25,000 reduction in costs for materials. Total operating income for the fourth quarter of fiscal 2015 was approximately $448,000, compared to an operating loss of approximately ($171,000) for the same period in fiscal 2014.

In the fourth quarter of fiscal 2015, the Company recognized non-cash expense of approximately $839,000 related to the change in the fair value of warrant liability issued in connection with the June 2012 private placement. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of the Company's common stock for the period being reported. The market value per share of the Company's common stock increased by 80% during the fourth quarter of fiscal 2015, which aided in the recognition of non-cash warrant liability expense as compared to non-cash warrant liability income recorded for the same period in fiscal 2014 when the market value per share of the Company's common stock declined by 12%. In the fourth quarter of fiscal 2014, the Company recognized non-cash income of approximately $278,000 related to the change in the fair value of these warrants. The warrants have a five year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for the fourth quarter of fiscal 2015 was approximately $367,000, which includes the $839,000 non-cash expense for the change in the fair value of the warrant liability, or $(0.02) per basic and diluted common share, compared with net income of $102,000, which includes the $278,000 non-cash income for the change in the fair value of the warrant liability, or $0.01 per basic and diluted common share, for the same period in fiscal 2014. Net income adjusted for the effect of the non-cash change in the fair value of the warrant liability was $472,000 in the fourth quarter of fiscal 2015 as compared to a loss of ($176,000) in the same period of fiscal 2014, an improvement of $648,000. Weighted-average basic shares outstanding increased to 15,235,073 in the fourth quarter of fiscal 2015 compared to 14,293,306 in the fourth quarter of fiscal 2014 primarily due to shares of common stock issued pursuant to the Company's private placement in January 2015 and the employee stock purchase plan.

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the fourth quarter of fiscal 2015 was a negative of approximately $(217,000) compared to a positive of approximately $238,000 in the fourth quarter of fiscal 2014. The difference in EBITDA between periods was principally caused by the non-cash expense from the warrant liability in the 2015 period which offset higher operating income and lower interest expense as the Company repaid debt. Adjusted EBITDA, which eliminates the warrant liability expense or income, was a positive of $622,000 in the fourth quarter of fiscal 2015 as compared with Adjusted EBITDA of a negative of ($40,000) in the prior year period.

Financial Results for Fiscal Year Ended June 30, 2015

Revenue for fiscal 2015 totaled approximately $13.66 million compared to approximately $11.83 million for fiscal 2014, an increase of 15%. The 15% increase in revenue primarily resulted from an increase in specialty products due to higher collimators volume, and growth in our infrared products. Unit shipment volume in precision molded optics in fiscal 2015 decreased by 28% as compared to fiscal 2014, but the average selling price increased by 38% period over period due to a product mix shift with lower volumes in the industrial tool business offset by new applications in fiber laser delivery systems, medical applications and telecommunications. The sales price mix of the precision molded optics also changed in fiscal 2015. Revenue from sales of our low volume precision molded ("LVPMO") lenses, which have selling prices of $10 or greater, increased by 11%, while revenue from sales of our high volume precision molded ("HVPMO") lenses, which have a sales price of less than $10, decreased by 22%. The decrease in revenue for the Company's HVPMOs was primarily due to the demand for such lenses slowing in China during fiscal 2015. LightPath management expects continued growth in sales to be derived primarily from our specialty products and our precision molded optics product lines, particularly our HVPMOs sold in Asia, and the Company's infrared product lines based on recent quote activity and market trends.

Gross margin percentage for fiscal 2015 was 44% compared to 46% in fiscal 2014. Gross margin percentage decreased in fiscal 2015 due to changes in the product mix. The product mix change was a result of changes in both the sales volume and sales prices of our products. Our sales of LVPMOs increased; however, the lenses were sold at a lower price. Similarly, our sales of infrared products increased; however, the products were sold at production prices versus prices we charge when a product is a prototype. These changes were partially offset by a decrease in HVPMOs sold at higher prices and an increase in sales of specialty products at stable prices. Total manufacturing costs of approximately $7.68 million, an increase of approximately $1.24 million as compared to fiscal 2014. This increase in manufacturing costs resulted from costs associated with the increase of $1.83 million in revenue.

During fiscal 2015, total costs and expenses increased by approximately $475,000 compared to the same period of the prior year. The increase was primarily due to an increase of approximately $522,000 in wages and an increase of $51,000 for commissions, partially offset by a $54,000 decrease in costs of materials for engineering projects and a decrease of $35,000 in amortization of intangibles. Total operating loss for fiscal 2015 was approximately $(261,000) compared to an operating loss of approximately $(376,000) for fiscal 2014.

In fiscal 2015, the Company recognized non-cash expense of approximately $464,000 related to the change in the fair value of warrant liability issued in connection with the June 2012 private placement. In fiscal 2014, the Company recognized non-cash income of approximately $94,000 related to the change in the fair value of these warrants. The warrants have a five year life and the fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net loss for fiscal 2015 was approximately $(715,000) (including the $464,000 non-cash expense for the change in value of the warrant liability), or $(0.05) per basic and diluted common share, compared with a net loss of $(313,000) (including the $94,000 non-cash income for the change in value of the warrant liability), or $(0.02) per basic and diluted common share for the same period in fiscal 2014. Weighted-average basic shares outstanding increased to 14,711,586 in fiscal 2015 compared to 14,002,093 in fiscal 2014 primarily due to the shares of common stock issued pursuant to the private placement in January 2015 and the employee stock purchase plan.

EBITDA was a negative of approximately ($147,000) for fiscal 2015 as compared to a positive of approximately $390,000 for fiscal 2014. Adjusted EBITDA, which takes into account the change in the fair value of the warrant liability, was a positive of approximately $317,000 for fiscal 2015, compared to approximately $296,000 for the same period last year. The difference in Adjusted EBITDA between periods was principally caused by the effect of the change in the fair value of certain warrants as explained earlier in this release, as well as lower depreciation.

Cash and cash equivalents totaled approximately $1.6 million as of June 30, 2015 an increase of 60% from June 30, 2014. The Company received gross proceeds of approximately $1.3 million from the sale of common stock to Pudong Science & Technology Investment (Cayman) Co. Ltd. in January 2015. The current ratio as of June 30, 2015 was 3.10 to 1 compared to 3.00 to 1 as of June 30, 2014. Total stockholders' equity as of June 30, 2015 was approximately $8.0 million, an increase from $7.3 million as of June 30, 2014.

As of June 30, 2015, the Company's 12-month backlog was $6.5 million, compared to $4.3 million as of June 30, 2014, an increase of approximately 52%, and higher than the backlog of $6.2 million as of March 31, 2015.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, September 22, at 4:30 p.m. ET to discuss the Company's financial and operational performance for the fourth quarter of fiscal 2015.

Date: Thursday, September 22, 2015
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600
Webcast: http://services.choruscall.com/links/lpth150922

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded. A replay of the call will be available approximately one hour after completion through October 8, 2015. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10070696.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. The Company uses gross margin in measuring the performance of its business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. The Company uses EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. The Company calculates EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

The Company calculates Adjusted EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, and the change in fair value of warrant liability, thus the term "Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "Adjusted EBITDA". Please refer to the EBITDA reconciliation provided in this press release.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                  June 30,       June 30,
                    Assets                          2015           2014
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   1,643,920  $   1,197,080
  Trade accounts receivable, net of allowance
   of $6,282 and $5,801                            3,048,754      2,472,876
  Inventories, net                                 3,181,377      3,322,983
  Other receivables                                  253,880        199,976
  Prepaid expenses and other assets                  244,075        298,203
                                               -------------  -------------
      Total current assets                         8,372,006      7,491,118

  Property and equipment, net                      4,275,552      3,173,905
  Other assets                                        66,964         27,737
                                               -------------  -------------
        Total assets                           $  12,714,522  $  10,692,760
                                               =============  =============
     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $   1,551,885  $   1,809,532
  Accrued liabilities                                 84,039        124,582
  Accrued payroll and benefits                       842,506        477,623
  Loan payable, current portion                       51,585         54,982
  Capital lease obligation, current portion          166,454          6,196
                                               -------------  -------------
      Total current liabilities                    2,696,469      2,472,915

Capital lease obligation, less current portion       310,260          6,270
Deferred rent                                        512,679         76,490
Warrant liability                                  1,195,470        731,431
Loan payable, less current portion                         -        109,963
                                               -------------  -------------
      Total liabilities                            4,714,878      3,397,069
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting;
    5,000,000 shares authorized; none issued
     and outstanding                                       -              -
  Common stock: Class A, $.01 par value,
   voting;
    40,000,000 shares authorized; 15,235,073
     and 14,293,305
    shares issued and outstanding,
     respectively                                    152,351        142,933
  Additional paid-in capital                     213,222,950    211,812,134
  Accumulated other comprehensive income              50,680         51,681
  Accumulated deficit                           (205,426,337)  (204,711,057)
                                               -------------  -------------
      Total stockholders' equity                   7,999,644      7,295,691
                                               -------------  -------------
      Total liabilities and stockholders'
       equity                                  $  12,714,522  $  10,692,760
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
           Consolidated Statements of Comprehensive Income (Loss)

                                (Unaudited)
                            Three months ended            Year ended
                                 June 30,                  June 30,
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
Product sales, net       $ 4,506,548  $ 3,110,943  $13,661,569  $11,834,116
Cost of sales              2,376,025    1,746,914    7,682,194    6,444,699
                         -----------  -----------  -----------  -----------
    Gross margin           2,130,523    1,364,029    5,979,375    5,389,417
Operating expenses:
  Selling, general and
   administrative          1,517,814    1,184,407    5,132,730    4,514,413
  New product
   development               166,150      337,300    1,109,095    1,215,472
  Amortization of
   intangibles                     -       13,445            -       35,397
  Loss on disposal of
   property and
   equipment                  (1,700)          39       (1,482)         550
                         -----------  -----------  -----------  -----------
    Total costs and
     expenses              1,682,264    1,535,191    6,240,343    5,765,832
                         -----------  -----------  -----------  -----------
    Operating income
     (loss)                  448,259     (171,162)    (260,968)    (376,415)
Other income (expense):
  Interest expense            (5,217)        (573)     (18,279)      (1,343)
  Interest expense -
   debt costs                      -      (12,646)     (13,270)     (35,338)
  Change in fair value
   of warrant liability     (839,347)     278,183     (464,039)      93,520
  Other expense, net          29,071        8,649       41,276        6,327
                         -----------  -----------  -----------  -----------
  Total other income
   (expense), net           (815,493)     273,613     (454,312)      63,166
                         -----------  -----------  -----------  -----------
    Net income (loss)    $  (367,234) $   102,451  $  (715,280) $  (313,249)
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (basic)           $     (0.02) $      0.01  $     (0.05) $     (0.02)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                  15,235,073   14,293,306   14,711,586   14,002,093
                         ===========  ===========  ===========  ===========
Income (loss) per common
 share (diluted)         $     (0.02) $      0.01  $     (0.05) $     (0.02)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (diluted)                15,235,073   15,393,138   14,711,586   14,002,093
                         ===========  ===========  ===========  ===========
Foreign currency
 translation adjustment          694      (10,316)      (1,001)      (1,055)
                         -----------  -----------  -----------  -----------
    Comprehensive income
     (loss)              $  (366,540) $    92,135  $  (716,281) $  (314,304)
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows

                                                        Year ended
                                                         June 30,
                                               -----------------------------
                                                    2015           2014
                                               -------------- --------------
Cash flows from operating activities
Net loss                                       $    (715,280) $    (313,249)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                      537,143        666,322
  Interest from amortization of debt costs            13,270         35,338
  (Gain) Loss on disposal of property and
   equipment                                          (1,482)           550
  Stock based compensation                           284,950        356,815
  Provision for doubtful accounts receivable         (15,745)        (8,864)
  Change in fair value of warrant liability          464,039        (93,520)
  Deferred rent                                       16,175       (143,726)
Changes in operating assets and liabilities:
  Trade accounts receivables                        (560,133)      (337,105)
  Other receivables                                  (53,904)       153,554
  Inventories                                        141,606     (1,106,514)
  Prepaid expenses and other assets                    1,631        (91,407)
  Accounts payable and accrued liabilities            66,693        794,995
  Deferred revenue                                         -         (1,966)
                                               -------------- --------------
    Net cash provided by (used in) operating
     activities                                      178,963        (88,777)
Cash flows from investing activities
  Purchase of property and equipment                (693,634)    (1,982,313)
                                               -------------- --------------
Cash flows from financing activities
  Proceeds from sale of common stock, net of
   costs                                           1,122,054              -
  Proceeds from sale of common stock from
   employee stock purchase plan                       13,230          7,413
  Proceeds from exercise of warrants, net of
   costs                                                   -      1,539,061
  Net borrowings (payments) on loan payable         (113,360)       164,945
  Payments on capital lease obligations              (59,412)        (7,409)
                                               -------------- --------------
    Net cash provided by financing activities        962,512      1,704,010
Effect of exchange rate on cash and cash
 equivalents                                          (1,001)        (1,055)
                                               -------------- --------------
Change in cash and cash equivalents                  446,840       (368,135)
Cash and cash equivalents, beginning of period     1,197,080      1,565,215
                                               -------------- --------------
Cash and cash equivalents, end of period       $   1,643,920  $   1,197,080
                                               ============== ==============

Supplemental disclosure of cash flow
 information:
  Interest paid in cash                        $      18,280  $       1,343
  Income taxes paid                                    2,316          2,988
  Vesting of restricted stock units                        -          1,912
Supplemental disclosure of non-cash investing
 & financing activities:
  Landlord credits for leasehold improvements        420,014              -
  Purchase of equipment through capital lease
   arrangements                                      523,660         12,972
  Reclassification of tooling costs to
   inventory                                               -        425,686
  Reclassification of warrant liability upon
   exercise                                                -        277,070

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                     Years ended June 30, 2015 and 2014

                                    Class A                   Additional
                                 Common Stock                   Paid-in
                                    Shares        Amount        Capital
                                 ------------------------------------------
Balances at June 30, 2013          12,958,239 $     129,582 $ 209,645,126
Issuance of common stock for:
 Exercise of warrants, net of
  costs                             1,136,142        11,362     1,527,699
 Employee Stock Purchase Plan           7,764            77         7,336
 Exercise of RSU or options           191,160         1,912        (1,912)
Reclassification of warrant
 liability upon exercise                                          277,070
Stock based compensation on
 stock options & RSU                        -             -       356,815
Foreign currency translation
 adjustment                                 -             -             -
Net loss                                    -             -             -
                                 ------------------------------------------
Balances at June 30, 2014          14,293,305 $     142,933 $ 211,812,134
Issuance of common stock for:
 Exercise of warrants                       -             -             -
 Employee Stock Purchase Plan          10,978           110        13,120
 Exercise of RSU or options                 -             -             -
 Cashless exercise of warrants              -             -             -
 Private placement of common
  stock                               930,790         9,308     1,112,746
Costs associated with equity
 offering                                   -             -             -
Reclassification of warrant
 liability upon exercise                                                -
Stock based compensation on
 stock options & RSU                        -             -       284,950
Foreign currency translation
 adjustment                                 -             -             -
Net loss                                    -             -             -
                                 ------------------------------------------
Balances at June 30, 2015          15,235,073 $     152,351 $ 213,222,950
                                 ==========================================

                                  Accumulated
                                     Other                         Total
                                 Comprehensive   Accumulated   Stockholders'
                                 Income (Loss)     Deficit        Equity
                                --------------------------------------------
Balances at June 30, 2013       $      52,736  $(204,397,808)     5,429,636
Issuance of common stock for:
 Exercise of warrants, net of
  costs                                     -              -      1,539,061
 Employee Stock Purchase Plan               -              -          7,413
 Exercise of RSU or options                 -              -              -
Reclassification of warrant
 liability upon exercise                    -              -        277,070
Stock based compensation on
 stock options & RSU                        -              -        356,815
Foreign currency translation
 adjustment                            (1,055)             -         (1,055)
Net loss                                    -       (313,249)      (313,249)
                                --------------------------------------------
Balances at June 30, 2014       $      51,681  $(204,711,057)     7,295,691
Issuance of common stock for:
 Exercise of warrants                       -              -              -
 Employee Stock Purchase Plan               -              -         13,230
 Exercise of RSU or options                 -              -              -
 Cashless exercise of warrants              -              -              -
 Private placement of common
  stock                                     -              -      1,122,054
Costs associated with equity
 offering                                   -              -              -
Reclassification of warrant
 liability upon exercise                                                  -
Stock based compensation on
 stock options & RSU                        -              -        284,950
Foreign currency translation
 adjustment                            (1,001)             -         (1,001)
Net loss                                    -       (715,280)      (715,280)
                                --------------------------------------------
Balances at June 30, 2015       $      50,680  $(205,426,337) $   7,999,644
                                ============================================

                        LIGHTPATH TECHNOLOGIES, INC.
               Non-GAAP Measures - EBITDA and Adjusted EBITDA
   Net income (loss) - GAAP and reconcilled to EBITDA and Adjusted EBITDA

                                (Unaudited)
                            Three months ended            Year ended
                                 June 30,                  June 30,
                             2015         2014         2015         2014
                         ------------ ------------ ------------ ------------

Net income (loss)        $  (367,234) $   102,451  $  (715,280) $  (313,249)
Depreciation and
 amortization                145,055      122,255      537,143      666,322
Interest expense               5,217       13,219       31,549       36,681
                         ------------ ------------ ------------ ------------
 EBITDA - Non GAAP
  Measure                $  (216,962) $   237,925  $  (146,588) $   389,754
Change in fair value of
 warrant liability           839,347     (278,183)     464,039      (93,520)
                         ------------ ------------ ------------ ------------
 Adjusted EBITDA - Non
  GAAP Measure           $   622,385  $   (40,258) $   317,451  $   296,234
                         ============ ============ ============ ============

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel:631-367-1866
jdarrow@darrowir.com
Web: www.darrowir.com